RYDER SCOTT COMPANY FAX (713) 651-0849
PETROLEUM CONSULTANTS
1100 LOUISIANA                                                SUITE 3800                                                                                           HOUSTON, TEXAS  77002-5218             TELEPHONE (713) 651-9191

EXHIBIT 23.0

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K prepared U.S. Energy Corp. (the “Company”) for the year ending December 31, 2008, of information contained in our reports relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2008.  We further consent to references to our firm under the headings “Reserves,” “Oil and Gas Production,” “Oil and Gas Development,” and “Oil and Natural Gas Reserves (Unaudited).”

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas
March 13, 2009